EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement Form S-4 of Clean World Ventures Inc. (the “Company”) of our reported dated June 9, 2026, under the Securities Act of 1933 with respect to the audit of the balance sheets of the Company as of December 31, 2025 and 2024, and the related statements of operations, changes in shareholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes included herein.

We also consent to the Company’s reference to WWC, P.C., as an independent registered public accounting firm, as “Experts” in matters of accounting and auditing under the heading "EXPERTS" in the Registration Statement on Form S-4.

San Mateo, California June 9, 2026	WWC, P.C. Certified Public Accountants PCAOB ID: 1171